Exhibit (a)(5)(i)

BIRNER DENTAL MANAGEMENT SERVICES, INC.

OFFER TO PURCHASE
UP TO 175,000 SHARES OF BIRNER DENTAL MANAGEMENT SERVICES, INC.
COMMON STOCK AT A PRICE NOT GREATER THAN $28.00 NOR LESS THAN $17.50 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 5:00 P.M. MOUNTAIN TIME
ON SEPTEMBER 29, 2006,
UNLESS THE OFFER IS EXTENDED.

August 31, 2006

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

          Birner Dental Management Services, Inc. (the “Company”) has recently announced its offer (the “Offer”) to purchase up to 175,000 shares of the Company’s common stock, without par value (such shares, together with all other outstanding shares of the Company’s common stock, the “Shares”), at a price specified by such shareholders not greater than $28.00 nor less than $17.50 per share, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 31, 2006 and in the related Letter of Transmittal (collectively, the “Offer Documents”).

          The Company will, upon the terms and subject to the conditions of the Offer, determine a single per share price (the “Purchase Price”), not greater than $28.00 nor less than $17.50 per share, that it will pay for the Shares validly tendered pursuant to the Offer and not properly withdrawn, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest price that will allow it to purchase 175,000 Shares or, if a lesser number of Shares are validly tendered, such lesser number as are validly tendered and not properly withdrawn. All shareholders whose Shares are purchased by the Company will receive the Purchase Price for each Share purchased in the Offer. In the event that more than 175,000 Shares are tendered in the Offer at or below the Purchase Price, the Company may exercise its right to purchase up to an additional 2% of its outstanding Shares without extending the Offer. The Company also reserves the right, in its sole discretion, to purchase additional Shares subject to applicable legal requirements.

          For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase dated August 31, 2006;

2.

Letter of Transmittal for your use only, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

3.

Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis;

4.

A form of letter that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6.	Return envelope addressed to Computershare Trust Company, Inc., the Depositary, for your use only.

          CERTAIN CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 7 OF THE OFFER TO PURCHASE.

          WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., MOUNTAIN TIME, ON SEPTEMBER 29, 2006, UNLESS THE OFFER IS EXTENDED.

          For Shares to be properly tendered pursuant to the Offer, (1) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary, or (2) the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the terms of the Offer to Purchase and Letter of Transmittal.

          The Company will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 9 of the Letter of Transmittal. No broker, dealer, bank, trust company or fiduciary shall be deemed to be either our agent or the agent of the Company, the Information Agent or the Depositary for the purpose of the Offer.

          Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

/s/ Frederic W. J. Birner

Frederic W. J. Birner
Chairman of the Board and Chief Executive Officer